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                                                   OMB Number: 3235-0104
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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                Section 17(a)
  of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

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
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1. Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name and Ticker or     6. If Amendment, Date
   bmp Mobility AG Venture Capital            Statement                     Trading Symbol                   of Original
----------------------------------------      (Month/Day/Year)           Semiconductor Laser Int'l Corp.     (Month/Day/Year)
     (Last)     (First)     (Middle)              2/5/99                          (SLIC)                  ------------------------
       Charlottenstrasse 16                ----------------------------  -------------------------------  7. Individual or Joint/
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting        Group Filing (Check
             (Street)                         Number of Reporting             Person to Issuer               Applicable Line)
                                              Person (Voluntary)            (Check all applicable)          X  Form filed by One
       10117 Berlin Germany                                              ___ Director   X  10% Owner           Reporting Person
--------------------------------------     ----------------------------  ___ Officer    ___   Other         __ Form filed by More
      (City)      (State)      (Zip)                                     (give title   (specify below)         than One Reporting
                                                                            below)                             Person
                                                                         -----------------------------  -------------------------
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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Common Stock                                     2,367,650 shs. (1)                  (D)
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                (Print or Type Responses)                               (Bulletin No. 177, 10-15-97)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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None
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Explanation of Responses:
(1) See also Schedule 13D filed February 12, 1999.

                                                                                    /s/ Oliver Borrmann                    8/10/99
**Intentional misstatements or omissions of facts constitute Federal Criminal      ------------------------------------   ----------
  Violations.                                                                    **Signature of Reporting Person            Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.                                        Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                   (Bulletin No. 177, 10-15-97)


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